Exhibit 10.1

ING USA PARTICIPATION AGREEMENT by and among ING USA ANNUITY AND LIFE INSURANCE COMPANY, ING GROEP N.V. and ING SUPPORT HOLDING B.V. Dated as of March 31, 2009

NY12534:201921.4

ING USA PARTICIPATION AGREEMENT

-i-

NY12534:201921.4

THIS ING USA PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of March, 2009, by and among ING USA Annuity and Life Insurance Company (“Seller”), an insurance company organized under the laws of Iowa, ING Support Holding B.V. (“Buyer”), a private company with limited liability organized under the laws of the Netherlands and having its principal place of business in Amsterdam, and ING Groep N.V. (“Guarantor”), a company with limited liability organized under the laws of the Netherlands and having its principal place of business in Amsterdam.

RECITALS

WHEREAS, Seller owns certain securities backed by U.S. residential mortgages, as set forth on Annex A hereto (each, a “Security” and collectively, the “Designated Securities Pool”);

WHEREAS, Seller desires to sell, grant and convey to Buyer the Participation (as defined below);

WHEREAS, as consideration for the Participation (as defined below) and the Transaction Fee (as defined below) and pursuant to the Deed of Assignment of Receivables (as defined below), Buyer desires to assign to Seller the payment obligations of the State of The Netherlands (the “State”) to Buyer under the ING USA Illiquid Assets Back-Up Facility Agreement, dated as of the date hereof (the “ING USA Facility Agreement”), by and between the State, Guarantor and Buyer; and

WHEREAS, to induce Seller to sell, grant and convey the Participation to Buyer, Guarantor desires to guarantee the payment and performance of Buyer’s obligations hereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions

1.1.      General. Unless the context requires otherwise, capitalized terms used but not defined herein, including the Recitals hereto, shall have the respective meanings ascribed thereto in this Section 1. Except as otherwise expressly set forth herein, each reference herein to “the Agreement,” “this Agreement,” “herein,” “hereunder” or “hereof” shall be deemed a reference to this Agreement.

1.2.	In this Agreement:
“Act” has the meaning specified in Section 13.1.

“Affiliate” means “affiliate” as defined in either (a) Bankruptcy Code §101(2) or (b) Rule 144 of the Securities Act.

“Agreement” has the meaning specified in the Preamble.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

“Asset Documentation” means, with respect to any Security, the indenture, trust agreement, fiscal agency agreement or other instrument under which such Security was issued, and all guaranties, security agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered in connection therewith.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Benefit Plan” means an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code or any Entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Buyer” has the meaning specified in the Preamble.

“Business Day” means a day that is a New York Business Day and a Dutch Business Day.

“Buyer Indemnitees” has the meaning specified in Section 7.1.

“Calculation Period” means the period from and including the Cut-Off Date to but excluding the last day of March 2009, and each calendar month thereafter.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it.

“Collection Foundation” has the meaning specified in Section 2.1(b).
“Cut-off Date” means January 26, 2009.

“Deed of Assignment of Receivables” has the meaning specified in Section 2.1(b).

“Deed of Disclosed Pledge of Receivables” has the meaning specified in Section 9.2.

“Description of Securities” means the Description of Securities as defined in the ING USA Facility Agreement.

“Designated Assets Collateral” means any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which an Encumbrance has been, or is purported to have been, granted to (or otherwise created) or for the benefit of the holders of any Security under the Asset Documentation for such Security.

“Designated Securities Pool” has the meaning specified in the Recitals.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

“Distribution” means any payment or other distribution of cash (including interest), notes, securities or other property (including any Designated Assets Collateral) or proceeds under or in respect of the Designated Securities Pool.

“Distribution Agreement” means the Distribution Agreement dated as of the date hereof by and among Seller, Buyer, the Collection Foundation, the State and certain other Subsidiaries of Guarantor.

“Distribution Date” has the meaning specified in Section 9.1(a).

“Dutch Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Amsterdam.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, participation interest, option, mortgage, easement, or other restriction or third party right of any kind other than Permitted Encumbrances.

“Entity” means any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, fund, investment account or other entity, other than any Governmental Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it.

“Effective Federal Funds Rate” means for any date, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding New York Business Day in the Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by the Parties from three federal funds brokers of recognized standing selected by the Parties. For a day that is not a New York Business Day, the Effective Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“Experts” has the meaning specified in Section 15.2.

“Final Distribution Date” means the date that falls ten (10) Business Days after the earliest to occur of (i) all outstanding amounts due and payable in respect of the Securities having been received from the Obligors, (ii) Seller having no further claim against the Obligors in respect of the Securities, and (iii) each Security having been sold pursuant to Section 12.3.

“Fixed Fee” has the meaning specified in Section 2.1(b)(ii)(A).

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

“Governmental Authority” means any federal, state or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, and includes arbitration bodies, whether governmental, private or otherwise.

“IFRS” shall mean international accounting standards within the meaning of the IAS Regulation 1606/2002.

“Indemnified Party” has the meaning specified in Section 7.4.
“Indemnifying Party” has the meaning specified in Section 7.4.
“ING USA Facility Agreement” has the meaning specified in the Recitals.
“Judgment Currency” has the meaning specified in Section 30.1.

“Judgment Currency Conversion Date” has the meaning specified in Section 30.1.

“Majority Holders” has the meaning specified in Section 13.1.

“Material Adverse Effect” means a materially adverse effect on (a) the ability of any Party to perform its obligations under a Transaction Document or to consummate the transactions contemplated thereby, (b) the validity or enforceability of any Transaction Document; or (c) any right or remedy of any Party or the State in respect of a Transaction Document.

“New York Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in New York.

“Obligations” has the meaning specified in Section 21.1.

“Obligor” means, in respect of a Security, the issuer of such Security as well as any other parties referred to in the Description of Securities in respect of such Security and other parties who have any payment obligations towards the holder of such Securities under the applicable Asset Documentation. For the avoidance of doubt the term “Obligor” shall not include any hedging or (re)insurance counterparties of Seller except to the extent such (re)insurance benefits all holders of any such security.

“Own” means to hold legal title to the Security, whether by being the registered security holder of such Security or by holding a Securities Entitlement (as defined by the Uniform Commercial Code as implemented by the State of New York) in such Security.

“Par value” of a Security means the original face value of such Security as of its date of issuance multiplied by the relevant bond factor published by Bloomberg as applicable to such Security at such date; and “par value” of any beneficial interest in a Security or claim in respect of a Security means the product of the percentage of such beneficial interest and the par value of such Security.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

“Participation” has the meaning specified in Section 2.1(a).
“Party” means Buyer, Seller or Guarantor, as applicable.

“Permitted Encumbrances” means (i) any lien, pledge, charge, claim, encumbrance, security interest, participation interest, option, mortgage, easement or other restriction or third party right (a) arising under or as contemplated by the Transaction Documents or (b) to which the State has consented, (ii) a pledge or charge of the Retained Proportion of a Security to the extent permitted by Section 14 and (iii) any restrictions on transfer arising under insurance laws of the Seller’s domiciliary state.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, by and between the State and Buyer, pursuant to which Buyer is granting the State a security interest in all of its right, title and interest in and to the Participation and this Agreement.

“Proceedings” has the meaning specified in Section 21.1.

“Proportion” has the meaning specified in Section 2.1(a), provided that the Proportion with respect to any Security in respect of which a divestment has taken place pursuant to Section 12.3 shall be adjusted as set forth therein.

“PTEs” means the prohibited transaction class exemptions issued by the U.S. Department of Labor.

“Regulatory Approvals” has the meaning specified in Section 3.5.

“Reimbursement Claim” means any claim of Seller arising in connection with the return, disgorgement or reimbursement by Seller to any Obligor, or any other Entity, of all or any portion of any payment or transfer received by Seller on account of the Designated Securities Pool prior to the Cut-Off Date.

“Retained Proportion” means, with respect to any Security, the 20% undivided beneficial interest in such Security that is not sold, granted or conveyed pursuant to Section 2.1.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§77a et seq., as amended, and the rules and regulations promulgated under it.

“Security” has the meaning specified in the Recitals.
“Seller” has the meaning specified in the Preamble.
“Seller Excluded Information” has the meaning specified in Section 4.1(h).
“Seller Indemnitees” has the meaning specified in Section 7.2.
“Servicer” has the meaning specified in Section 13.4.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

“Servicing Agreement” means the services agreement dated as of the date hereof between Seller and Servicer.

“State” has the meaning specified in the Recitals.

“State Foundation Collection Account” has the meaning specified in the Distribution Agreement.

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Transaction” means the purchase and sale of the Participation to which this Agreement relates.

“Transaction Documents” has the meaning specified in the ING USA Facility Agreement.

“Transaction Fee” has the meaning specified in Section 2.1(b).
“Transfer” has the meaning specified in Section 12.1.
“Transferee” has the meaning specified in Section 12.1.

“Transferred Rights” means (i) all of Seller’s rights in its capacity as an owner of a Security and any other documents or instruments delivered pursuant thereto to the extent related to the Securities (if any), including the Designated Assets Collateral, and (ii) to the extent relating to the rights set forth in the preceding clause (i) and permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Seller in its capacity as an owner of a Security against any Entity, whether known or unknown, arising under or in connection with a Security, any other documents or instruments delivered pursuant thereto or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity.

2.	Conveyance of the Participation; Transaction Fee

2.1.      (a)       Subject to the satisfaction or waiver of the conditions in Section 3, Seller hereby irrevocably sells, grants and conveys to Buyer, and Buyer irrevocably acquires, on a non-recourse basis, an undivided eighty per cent. (80%) (such percentage being defined as a “Proportion”) participation interest in and to each Security and the Transferred Rights (the “Participation”) with effect on and after the Cut-Off Date.

(b)	As consideration for this transfer and conveyance,

(i)        Buyer has agreed in the Deed of Assignment of Receivables by and among Buyer, Seller, the State and Stichting Derdengelden (the “Collection Foundation”) of even date herewith (the “Deed of Assignment of Receivables”) to assign the State’s payment obligations under the ING USA Facility Agreement, and

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

(ii)       Seller shall pay to Buyer a transaction fee (the “Transaction Fee”) with a net present value of $40,625,200 on the Cut-off Date (discounted at three per cent. (3.0%) per annum), as set out below.

(A)      The Transaction Fee is due and payable annually in installments until the earlier of January 26, 2048 or the Final Distribution Date on the first Distribution Date immediately following the 26th of January, except that the first installment will be payable on the Distribution Date falling in April 2009. Each installment shall be calculated in accordance with the following formula:

0.55% x (Buyer’s Proportion x the Par Value of the Securities as per the 26th of January immediately preceding such Distribution Date).

(B)      The installments will be increased with a gross up amount representing the Effective Federal Funds Rate over such amount calculated over the period from and including the 26th of January to but excluding the relevant Distribution Date.

(C)      The difference if any of (i) $40,625,200 (being the net present value of the Transaction Fee as determined by Buyer) and (ii) the net present value of all installments in respect of the Transaction Fee actually paid under this Section 2.1(b)(ii) (including amounts paid under this subsection (C)), discounted back to the Cut-off Date at three per cent. (3.0%) per annum) is due and payable on the Final Distribution Date.

Notwithstanding the foregoing, if the ING USA Facility Agreement is terminated prior to the Final Distribution Date, Seller shall pay such amount to Buyer, or Buyer shall pay such amount to Seller, as is necessary for the net present value of all payments made pursuant to this Section 2.1(b) on the Cut-off Date (discounted at three per cent. (3.0%) per annum) to be exactly equal to $40,625,200, and no further payments shall be due under this Section 2.1(b).

(c)       Buyer’s Proportion in the Securities shall be pari passu with any participation interest, if any, granted by Seller in the Retained Proportion of the Securities, without priority of one over the other.

(d)       Buyer’s Participation will confer upon Buyer its Proportion of Seller’s rights against the respective Obligors for payment of principal, interest and other money payable under each Security and the Transferred Rights.

2.2.      Seller shall retain legal title to the Securities and as such be entitled to receive and recover all principal, interest and other money payable under the Securities or in respect of any ancillary rights and claims, but shall hold such rights for the benefit of Buyer to the extent of the Proportion of each Security.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

2.3.      Buyer shall bear complete risk of loss of all or any part of its Proportion of each Security without recourse to Seller. Seller shall have no obligation to re-acquire Buyer’s Proportion (or any part thereof) of any Securities.

3.	Conditions Precedent

This Agreement and the transactions contemplated by Section 2.1 shall become effective upon the satisfaction or waiver of each of the following conditions:

3.1.      each Party shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the date hereof;

3.2.      each other Transaction Document shall have been executed and, to the extent applicable, delivered by each party thereto and each condition set forth therein shall have been satisfied or waived by the appropriate parties;

3.3.      each Party shall have received legal opinions with respect to the Transaction Documents and the Transaction regarding the matters set forth on Annexes B and C hereto;

3.4.      each Party shall have received a “true sale” and “substantive non-consolidation” opinion from Sullivan & Cromwell LLP in respect of this Agreement and a “true sale” opinion in respect of the Deed of Assignment of Receivables, including an opinion that an insolvency of one entity would not in itself result in an insolvency of another entity under Dutch law, from NautaDutilh N.V.; and

3.5.      receipt of the regulatory approvals set forth on Annex D hereto (collectively, the “Regulatory Approvals”).

4.	Seller’s Representations and Warranties

4.1.      Seller represents and warrants to Buyer, on each day from and including the date hereof to and including the day on which all payment obligations arising from this Agreement are paid in full, that:

(a)       (i)         Seller is duly organized and validly existing in good standing under the laws of its jurisdiction of organization.

(ii)       Seller has the power to own its assets and carry on its business as it is being conducted.

(b)       Seller has the power to enter into and perform, and has taken all necessary action to authorize the entry into, execution and performance of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

(c)       All authorizations required by Seller in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents to which it is a party have been obtained or effected (as appropriate) and are in full force and effect.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

(d)       Each Transaction Document to which Seller is a party has been duly executed and delivered by Seller, and constitutes a valid and binding agreement of Seller, enforceable against such Seller in accordance with its terms, subject (except as to the Participation) to bankruptcy, insolvency, rehabilitation, liquidation, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)       The execution, delivery and performance of the Transaction Documents to which Seller is a party does not, and the consummation of the transactions contemplated thereby will not, constitute or result in (i) a breach or violation of, or a default under, the governing documents of Seller or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Seller pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon such Seller, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not have a Material Adverse Effect.

(f)        The execution and delivery of the Transaction Documents to which Seller is a party and the performance of the transactions contemplated thereby by Seller will not violate or result in a breach of or constitute a default under any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree to which Seller is subject, except for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect.

(g)       Seller (i) is a sophisticated Entity with respect to the sale of the Participation, (ii) has adequate information concerning the business and financial condition of the Obligors to make an informed decision regarding the sale of the Participation and (iii) has independently and without reliance upon Buyer, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon Buyer’s express representations, warranties, covenants, agreements and indemnities in this Agreement. Seller acknowledges that Buyer has not given Seller any investment advice, credit information or opinion on whether the sale of the Participation is prudent.

(h)       Seller acknowledges that (i) Buyer currently may have, and later may come into possession of, information with respect to the Designated Securities Pool or the Obligors that is not known to Seller and that may be material to a decision to sell the Participation (“Seller Excluded Information”), (ii) Seller has determined to sell the Participation notwithstanding its lack of knowledge of Seller Excluded Information and (iii) Buyer shall have no liability to Seller or any Seller Indemnitee, and Seller waives and releases any claims that it might have against Buyer or any Buyer Indemnitee whether under applicable securities laws or otherwise, with respect to the nondisclosure of Seller Excluded

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

Information in connection with the Transaction; provided, however, that Seller Excluded Information shall not and does not affect the truth or accuracy of Buyer’s representations or warranties in this Agreement.

(i)        Seller is an “accredited investor” as defined in Rule 501 under the Securities Act. Without characterizing the Participation as a “security” within the meaning of applicable securities laws, Seller has not made any offers to sell, or solicitations of any offers to buy, all or any portion of the Participation in violation of any applicable securities laws.

(j)        Either (i) no interest in the Participation is being sold by or on behalf of one or more Benefit Plans, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the sale of the Participation or (iii) the sale of the Participation would not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(k)       No litigation, arbitration or administrative proceedings against Seller has been started or, to the best of its knowledge, threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

(l)        In order to ensure the legality, validity, enforceability or admissibility into evidence of the Transaction Documents to which Seller is a party, such Transaction Documents do not need to be filed or recorded with any court or other authority in the Netherlands or the United States, nor does any stamp or similar tax need to be paid in the Netherlands or the United States on or in respect of the Transaction Documents.

(m)      (i)        All information supplied by or on behalf of Seller to the Buyer in connection with the Transaction Documents is true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given; and

(ii)       it has not omitted to supply any information which, if disclosed, might make the information supplied untrue or misleading in any material respect.

4.2.      Seller represents and warrants to Buyer with respect to each Security, on each day from and including the date hereof to and including the day on which all payment obligations arising from this Agreement are paid in full, except with respect to such representations and warranties which are given as of a specific date, that:

(a)       Seller Owns the Securities and has good and valid title to the Securities and each Security is capable of being sold and assigned without restrictions (other than pursuant to generally applicable laws on securities trading).

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

(b)       Other than Permitted Encumbrances, the Securities are free and clear of any Encumbrances and attachments and no rights have been granted in favor of any third party with regard to the acquisition or Encumbrances in respect of the Securities.

(c)       (i)        In the case of Securities that are debt securities, such Securities are legal, valid and binding obligations of the Obligors enforceable against the Obligors in accordance with their terms, and

(ii)       in the case of Securities that are not debt securities, such Securities have been validly issued and are entitled to the benefits of the trust agreement or other constituent documents under which such Securities have been issued, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)       As of the Cut-off Date, (i) no Obligor has breached any obligation binding on it in accordance with the terms and conditions of any of the Securities and (ii) no event of default has occurred with respect to any of the Securities (as defined in the relevant terms and conditions of the Securities) except such defaults or breaches that are the result of circumstances or events that constitute a credit risk within the meaning of IFRS 7, appendix A. For the avoidance of doubt, this representation shall be given as of the date of this Agreement and shall not be deemed to be repeated at any other date.

(e)       The information set forth on the Description of Securities is true and correct in all material respects as of the Cut-off Date or such other date as may be indicated in such description and none of the Securities are defective so as to result in payments under the Securities not being made when due and payable as a result of circumstances or events that would not constitute a credit risk within the meaning of IFRS 7, Appendix A.

4.3.      Except as expressly stated in this Agreement, Seller makes no representations or warranties, express or implied, with respect to the Transaction.

4.4.      Seller acknowledges that: (a) its sale of the Participation to Buyer is irrevocable; (b) Seller shall have no recourse to the Participation; and (c) Seller shall have no recourse to Buyer, except for (i) Buyer’s breaches of its representations, warranties or covenants and (ii) Buyer’s indemnities, in each case as expressly stated in this Agreement.

5.	Buyer’s Representations and Warranties
5.1.	Buyer represents and warrants to Seller that:

(a)       Buyer does not have a conflict of interest with any of its managing directors (“bestuur”) with respect to entering into the Transactions Documents or, if there is a conflict of interest it has been timely and adequately disclosed to its general meeting of shareholders and such general meeting of shareholders has not appointed other persons than its managing directors for its representation.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

(b)       All corporate or other action required to be taken in order (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under the Transactions Documents and (ii) to ensure that those obligations are valid, legally binding and enforceable have been taken.

(c)       The execution of the Transaction Documents and any other document executed or to be executed hereunder by it and the performance of obligations hereunder and thereunder and compliance with the provisions hereof and thereof are in its corporate interest (“vennootschappelijk belang”) as (i) it will, directly or indirectly, derive benefits from the entering into the Transaction Documents and this will not endanger its existence or impose an unreasonable burden on it in relation to the benefits, (ii) entering into the Transaction Documents will, directly or indirectly, be conducive to the realization of and useful in connection with it’s corporate objects and (iii) entering into the Transaction Documents will not be not prejudicial to the interests of its (present and future) creditors.

(d)       Buyer has not been declared bankrupt nor has it been subjected to a suspension of payment (“surseance van betaling”) nor emergency regulations (“noodregeling”) nor has it applied for a declaration of bankruptcy (“faillissement”) nor has it become subject to any analogous insolvency proceedings under any applicable law.

(e)       Buyer has not taken any corporate action nor have any steps been taken or legal proceedings been instituted or threatened against it for its dissolution (“ontbinding”), liquidation (“liquidatie”) or legal demerger (“juridische splitsing”) or for its being converted into a foreign entity (“conversie”) nor have any of its assets been placed under administration (“onder bewindstelling”) pursuant to such proceedings by the relevant court.

(f)        Buyer (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation and (ii) full power and authority to execute, (to the extent applicable) deliver and perform its obligations under, the Transaction Documents to which it is or will become a party.

(g)       Buyer’s execution, (to the extent applicable) delivery, and performance of the Transaction Documents to which it is a party have not resulted and will not result in a breach or violation of any provision of (i) Buyer’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to Buyer, (iii) any judgment, injunction, decree or determination of any Governmental Authority applicable to Buyer or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument by which Buyer may be a party, by which Buyer may be bound or to which any of the assets of Buyer is subject, except (other than in the case of subclause (i) above) for any such breach or violation that would not have a Material Adverse Effect.

(h)       (i)        The Transaction Documents to which Buyer is a party are the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, rehabilitation, liquidation, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies; and

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

(ii)       Other than the Regulatory Approvals, no notice to, registration with, consent or approval of or any other action by any relevant Governmental Authority or other Entity is required for Buyer to execute, deliver and perform its obligations under the Transaction Documents to which Buyer is or will become a party.

(i)        Without characterizing the Participation as a “security” within the meaning of applicable securities laws, Buyer is not purchasing the Participation with a view towards the sale or distribution thereof in violation of the Securities Act; provided, however, that Buyer may resell the Participation if such resale is in compliance with Section 12.

(j)        Buyer (i) is able to bear the economic risk associated with the purchase of the Participation, (ii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement and (iii) has independently and without reliance upon Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller’s express representations, warranties, covenants, agreements and indemnities in this Agreement. Buyer acknowledges that Seller has not given Buyer any investment advice, credit information or opinion on whether the purchase of the Participation is prudent.

(k)       Except as otherwise provided in this Agreement, Buyer has not relied and will not rely on Seller to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of any Obligor, or any other matter concerning any Obligor.

(l)        (i)        Less than 25% in the aggregate, of the Participation is being purchased by, and shall at all times be held by, Benefit Plans and (ii) to the extent that any interest in the Participation is being acquired by or on behalf of an Entity that is, or at any time while such interest is held thereby will be, a Benefit Plan, the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the purchase and holding of the Participation and the exercise of Buyer’s rights thereunder.

(m)      Without characterizing the Participation as a security, Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

5.2.      Except as expressly stated in this Agreement and, if applicable, the Deed of Assignment of Receivables, Buyer makes no representations or warranties, express or implied, with respect to the Transaction.

5.3.      Buyer acknowledges that (a) Seller’s sale of the Participation to Buyer is irrevocable and (b) Buyer shall have no recourse to Seller, except for (i) Seller’s breaches of its representations, warranties or covenants and (ii) Seller’s indemnities, in each case as expressly stated in this Agreement.

6.	Buyer’s Covenants

6.1.      From and after the date hereof, Buyer will not engage in any activities other than those activities in which it is engaged as of the date hereof, including (i) any transactions with respect to assets held by Buyer as of the date hereof and (ii) the execution, delivery and performance of the obligations and the exercise of Buyer’s rights under (a) the Transaction Documents, (b) the various transactions entered into by Buyer, the State and certain Affiliates of Buyer as of the date hereof regarding certain securities backed by U.S. residential mortgages, other than the Securities, and (c) any matters related to clauses (a) and (b).

6.2.      Buyer will not amend, modify or change any other Transaction Document in a manner that would directly or indirectly change the rights or obligations of Seller under this Agreement or the State’s payment obligations under the Facility Agreement without the prior written consent of Seller.

7.	Indemnification

7.1.      Seller shall indemnify, defend, and hold Buyer and its officers, directors, agents, partners, members, controlling Entities and employees (collectively, “Buyer Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Buyer Indemnitee incurs or suffers as a result of, or arising out of a breach of any of Seller’s representations, warranties, covenants or agreements in this Agreement.

7.2.      Buyer shall indemnify, defend, and hold Seller and its officers, directors, agents, partners, members, controlling Entities and employees (collectively, “Seller Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Seller Indemnitee incurs or suffers as a result of or arising out of (a) a breach of any of Buyer’s representations, warranties, covenants or agreements in this Agreement or (b) Seller’s acting or refraining to act pursuant to any direction of (i) Buyer pursuant to this Agreement or (ii) under the circumstances described in the proviso in Section 13.1(a), the Majority Holders; provided, however, that Buyer’s share of the indemnity under clause (b)(ii) shall be limited to a fraction, the numerator of which is (A) the outstanding par value of the Participation or (B) if Buyer has transferred the Participation (or a portion thereof), the then outstanding par value of the claims beneficially held by Buyer in respect of which the action involved is taken by Seller, and the denominator of which is the then aggregate outstanding par value of all claims in respect of which the action involved is taken by Seller.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

7.3.      Buyer shall indemnify Seller upon demand for the State’s failure to make any payment to Seller due and payable under the ING USA Facility Agreement that has been assigned to Seller pursuant to the Deed of Assignment of Receivables (whether as a result of (i) its statutory right of set-off, (ii) the failure to satisfy any condition precedent to such payment set forth in Clause 13 of the ING USA Facility Agreement, (iii) the ineffectiveness or unenforceability of the Deed of Assignment of Receivables in whole or in part or for any other reason not related to any moratorium or default by the State generally) unless such failure is due to Seller’s breach of this Agreement or Seller’s bankruptcy, insolvency, receivership, rehabilitation, liquidation or reorganization.

7.4.      If a third party commences any action or makes any demand against either Buyer or Seller for which such Party (“Indemnified Party”) is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the Seller or Buyer, as the case may be (“Indemnifying Party”), of such action or demand; provided, however, that if the Indemnified Party assumes the defense of the action and fails to provide prompt notice to the Indemnifying Party, such failure shall not limit in any way the Indemnifying Party’s obligation to indemnify the Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the action. The Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, participate in the defense of such action with counsel reasonably satisfactory to the Indemnified Party, or the Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, assume the defense of such action with counsel reasonably acceptable to the Indemnified Party. In any event, the Party that has assumed the defense of such action shall provide the other Party with copies of all notices, pleadings, and other papers filed or served in such action. Neither Buyer nor Seller shall make any settlement or adjustment without the other’s prior consent, which consent (a) in the case of the Indemnifying Party will not be unreasonably withheld if the settlement or adjustment involves only the payment of money damages by the Indemnifying Party and (b) in the case of the Indemnified Party may be withheld for any reason if the settlement or adjustment involves performance or admission by the Indemnified Party.

7.5.      Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties and survives termination of this Agreement or any transfer pursuant to Section 12. It is not necessary for an Indemnified Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

8.	Costs and Expenses

8.1.      Seller agrees to bear all of Buyer’s or the Guarantor’s legal and other costs and expenses incurred by it in connection with the negotiation, preparation, printing and execution of each Transaction Document to which it is a party and any related documents and consummating the Transaction, including

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

all costs incurred by Buyer or the Guarantor under Clause 17 of the ING USA Facility Agreement and under Clause 8 of the Distribution Agreement, subject to the Guarantor’s obligations under Section 21.3.

8.2.      Seller shall pay to Buyer an administration fee equal to €2,079.08 on each anniversary of the date hereof.

9.	Distributions; Interest and Sale Proceeds

9.1.      (a)       If during any Calculation Period Seller received or receives a Distribution, Seller shall (i) accept, and from and after the Cut-Off Date, hold Buyer’s Proportion of such Distribution for the account and sole benefit of Buyer, (ii) from and after the Cut-Off Date have no equitable or beneficial interest in Buyer’s Proportion of such Distribution and (iii) deliver Buyer’s Proportion of such Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law), no later than 12:00 noon (New York City time), on the first Business Day following the 11th day of the following month, or if the 11th day of such month is not a Business Day, on the second Business Day following the 11th day of such month to Buyer, commencing on April 15, 2009 (each such date, a “Distribution Date”). Seller shall pay interest on such Distribution payment at the Effective Federal Funds Rate for the period from (and including) the day on which such payment was or is actually received by Seller to (but excluding) the day such payment is actually paid to Buyer (calculated on an actual/360 basis). Notwithstanding anything in this Agreement to the contrary, any interest accrued on any Security up to but excluding the Cut-off Date, regardless of when such interest is paid by the Obligor, will not be required to be paid to the Buyer and any principal payable on any Security through and including the Cut-off Date will not be required to be paid to the Buyer.

(b)       Subject to applicable law, Buyer is entitled to receive any Distribution to be remitted by Seller under this Agreement. If Seller receives a Distribution that it is required to remit to Buyer, Buyer shall furnish to Seller such forms, certifications, statements and other documents as Seller may reasonably request to evidence Buyer’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Seller to comply with any applicable laws or regulations relating thereto, and Seller may refrain from remitting such Distribution until such forms, certifications, statements and other documents have been so furnished.

(c)       If all or any portion of a Distribution received by Seller and transferred to Buyer pursuant to Section 9.1(a) is legally required to be returned or disgorged by Seller to any Entity other than in circumstances where such obligation to return or disgorge is attributable to any failure to act, breach of contract or negligence on the part of Seller, Buyer shall promptly return such Distribution (or portion thereof) to Seller together with all related interest and charges payable by Seller in respect thereof; provided, however, that no related interest or charges shall be payable by Buyer if and to the extent the payment thereof is attributable to any failure to act, breach of contract or negligence on the part of Seller.

(d)       Seller shall promptly pay to Buyer the proceeds of the divestment of any Security sold in accordance with Section 12.3. Upon such payment, if the entirety of the Buyer’s Proportion has been divested, such Security shall for all purposes of this Agreement cease to be a Security and Seller shall have no further obligations to Buyer in respect of such Security.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

9.2.    All payments made by Seller under this Agreement shall be made in the lawful currency of the United States in accordance with the terms of the Deed of Disclosed Pledge of Receivables, by and among Buyer, the State, Seller and the Collection Foundation, dated as of the date hereof (the “Deed of Disclosed Pledge of Receivables”), for so long as such document is in effect, and thereafter, by wire transfer of immediately available funds to Buyer; provided that any payments made pursuant to Section 8 shall at all times be made by wire transfer of immediately available funds directly to Buyer. For so long as the Deed of Disclosed Pledge of Receivables is in effect, unless notified to the contrary by the State, all payments by Seller under this Agreement shall be made to the State Foundation Collection Account and only payments made to the State Foundation Collection Account shall discharge Seller’s payment obligations to Buyer hereunder.

9.3.    All payments made by Buyer under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds to Seller in accordance with the Distribution Agreement, except any payments made pursuant to Section 7, which payments shall be made by wire transfer of immediately available funds directly to Seller.

9.4.    (a)       With respect to the payment of any funds or other property under this Agreement (including the delivery of Distributions under Section 9.1), whether from Seller to Buyer or from Buyer to Seller, (a) the Party required to deliver such payment may withhold therefrom any tax required by law to be withheld, and (b) the Party failing to make full payment of any amount when due shall, upon demand by the other Party, pay such defaulted amount together with interest on it (for each day from (and including) the date when due to (but excluding) the date when actually paid) at a rate equal to the Effective Federal Funds Rate plus one per cent. (1%).

(b)       The Party required to deliver such payment shall use its reasonable endeavours to avoid the imposition of a withholding tax on such payment or to reduce as much as possible the imposition of a withholding tax on such payment if and to the extent permitted by applicable law.

(c)       If a withholding of tax is made in respect of any payment and the Party receiving the payment takes the view that it is entitled to a full or partial refund of such tax withheld, then the Party making the payment shall be required to provide its full assistance to the other Party with respect to its claim for a refund of the tax withheld

10.	Security Interest

10.1.    (a)       It is intended that the conveyance by Seller to Buyer of the Participation, as provided for in Section 2, shall be absolute and irrevocable and be construed as a sale by Seller to Buyer of the Participation, and both Seller and Buyer shall treat the conveyance of the Participation as a sale by Seller to Buyer of the Participation for all legal, regulatory, accounting and tax purposes and shall classify the conveyance as a sale on all forms, reports or other filings

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

(including, without limitation, any tax returns) required to be filed by either Buyer or Seller and the Buyer’s Proportion of the Security shall not constitute property of the Seller’s estate in the event of the Seller’s bankruptcy. Further, it is not intended that any such conveyance be deemed to be a pledge of the Securities by Seller to Buyer to secure a debt or other obligation of Seller. However, in the event that Buyer’s Proportion of each Security is held to be property of Seller or if for any reason this Agreement is held or deemed to create a security interest in Buyer’s Proportion of each Security or characterized as a financing transaction, then it is intended that (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (b) the conveyances provided for in Section 2 shall be deemed to be (1) a grant by Seller to Buyer of a security interest in all of Seller’s right (including the power to convey title thereto), title and interest, whether now owned or hereafter acquired, in and to (A) Buyer’s Proportion and Transferred Rights of each Security, (B) all amounts payable pursuant to Buyer’s Proportion and Transferred Rights of each Security in accordance with the terms thereof and (C) any and all general intangibles consisting of, arising from or relating to any of the foregoing, and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, whether in the form of cash, instruments, securities or other property and (2) an assignment by Seller to Buyer of any security interest in any and all of Seller’s right (including the power to convey title thereto), title and interest, whether now owned or hereafter acquired, in and to the property described in the foregoing clauses (1)(A) through (C), in each case to secure the due and punctual payment by Seller of its obligations hereunder; and (c) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of Buyer for the purpose of perfecting such security interest under applicable law.

(b)       Seller and Buyer shall, to the extent consistent with this Agreement, take such reasonable actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in Buyer’s Proportion of each Security, such security interest would be deemed to be a perfected security interest under applicable law and will be maintained as such throughout the term of this Agreement. Without limiting the generality of the foregoing, Seller shall prepare and file, at its own expense, any UCC financing statements that are necessary to perfect Buyer’s security interest in or lien on Buyer’s Proportion of each Security and furnish a copy of each such filed financing statement to Buyer no later than two (2) Business Days after the Date hereof. Seller shall prepare and file, at its own expense, all filings necessary to maintain the effectiveness of any original filings necessary under the Uniform Commercial Code in the State of New York or any other applicable jurisdiction to perfect Buyer’s security interest in or lien on Buyer’s Proportion of each Security, including without limitation (x) continuation statements, and (y) to the extent that Seller has received written notice of such change or transfer, such other statements as may be occasioned by (1) any change of name of Seller or Buyer, (2) any change of location of the place of business or the chief executive office of Seller or (3) any transfer of any interest of Seller in Buyer’s Proportion of each Security.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

Seller shall not organize under the law of any jurisdiction other than the jurisdiction under which it is organized as of the date hereof (whether changing its jurisdiction of organization or organizing under an additional jurisdiction) without giving prior written notice of such action to Buyer. Before effecting such change, Seller shall prepare and file in the appropriate filing office any financing statements or other statements necessary to continue the perfection of the interests of its immediate and mediate transferees, including Buyer, in Buyer’s Proportion of each Security. In connection with the transactions contemplated by this Agreement, Seller authorizes Buyer to file in any filing office any initial financing statements, any amendments to financing statements, any continuation statements, or any other statements or filings described in this Section 10.

(c)       Seller shall not take any action inconsistent with the sale by Seller of all of its right, title and interest in and to Buyer’s Proportion of each Security and shall indicate or shall cause to be indicated in its records and records held on its behalf or filed with any agency or taxing authority that ownership of the Participation is held by Buyer. In addition, Seller shall respond to any inquiries from third parties with respect to ownership of a Buyer’s Proportion of each Security by stating that it is not the owner of Buyer’s Proportion of each Security and that ownership of such Buyer’s Proportion of each Security is held by Buyer.

(d)       Seller and Buyer acknowledge and agree that the State will have full benefit of the security interest referred to in this Section 10 if it were to enforce its security right created in respect of Buyer’s rights under this Agreement pursuant to the Deed of Disclosed Pledge of Receivables and consider and deem the security interest to be an ancillary right (“nevenrecht”) and accessory right (“afhankelijk recht”) under Dutch law to the extent legally possible.

11.	Notices; Records

11.1.    All communications between the Parties in respect of, or notices, requests, directions, consents or other information sent under, this Agreement shall be in writing, hand delivered or sent by overnight courier, electronic transmission or telecopier, addressed to the relevant Party at its address, electronic mail or facsimile number as follows (or at such other address, electronic mail or facsimile number as such Party may subsequently request:

If to Seller:

ING Insurance Americas

230 Park Avenue

New York, N.Y. 10169

Attention:	Bridget M Healy, EVP and Chief Legal 0fficer

Email: uslegalnotices@us.ing.com

Fax: +1 212-309-8364

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

If to Buyer:

ING Support Holding B.V.

Amstelveenseweg 500

Loc. IH 04.356

1081 KL Amsterdam

Netherlands

Attention: Jan-Willem Vink, General Counsel

Email: Jan-Willem.Vink@ing.com

Fax: +31 0-20-541-8723

If to Guarantor:

ING Groep N.V.

Amstelveenseweg 500

Loc. IH 04.356

1081 KL Amsterdam

Netherlands

Attention: Jan-Willem Vink, General Counsel

Email: Jan-Willem.Vink@ing.com

Fax: +31 0-20-541-8723

Except as otherwise provided in Section 13.2, all such communications and notices shall be effective upon receipt.

11.2.    Seller will provide Buyer with regular reports in such format, containing such data and with such frequency as will correspond to Seller’s current own internal reporting systems, provided, however, that Seller’s reporting systems will for the purposes of this Section be adjusted to accommodate Buyer’s requirements from time to time (including its reporting obligations under the Facility Agreement).

11.3.    Seller shall furnish to Buyer copies of all investor reports received after the Cut-off Date from or on behalf of the Obligors in respect of the Securities, as well as copies of written notifications made by or on behalf of such Obligors in respect of the Securities, it being understood and agreed that to the extent any such report is posted on a publicly accessible website, Seller may provide the Buyer with a link to that website in lieu of a copy of such report; provided, however, that if such information or documents relate to any matter in respect of which an Act is to be taken, Seller shall furnish and convey such information or documents to Buyer or Buyer’s designee as soon as practicable upon receipt and, in any event, prior to such time when such Act is to be taken if received with reasonably sufficient time for Seller to furnish or convey such information or documents; provided, further, that Seller shall have no liability to Buyer regarding the validity genuineness, effectiveness, enforceability or content of the information and documents furnished pursuant to this Section 11.4.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

11.4.    Seller shall maintain records of all payments made to Seller with respect to the Participation, which records shall, absent manifest error, be conclusive. Such records shall be available for inspection by Buyer from time to time upon reasonable prior notice to Seller during regular business hours.

11.5.    Seller shall promptly inform Buyer upon becoming aware of any information which will or may reasonably be expected to have a significant negative effect on the value of any one or more of the Securities or the interests of the Buyer under this Agreement and which information is of such a nature that it would typically be sent to higher management within Seller or ING Groep. For the purposes of this Clause 11.5, the expression "higher management" means the level of any so-called Asset and Liability Committee or replacement or similar internal body at Seller or ING Groep and any senior authority tasked with evaluating and/or taking decisions on such matters.

11.6.    Seller will, at the direction of Buyer, grant access to the auditors of the State to such books and records and procedures as reasonably requested within three (3) Business Days of such request.

12.	Transfers

12.1.    Buyer may sell, assign, grant a participation or security interest in, or otherwise transfer (each, a “Transfer”) all or any portion of the Participation, or any interest in the Participation, without the consent of or notice to Seller; provided, however, that, except for any Transfer made to the State pursuant to the Deed of Disclosed Pledge of Receivables or the Pledge and Security Agreement, (a) no Transfer shall be effective unless (i) such Transfer does not violate any applicable law or regulation or cause Seller to violate or be in breach of any provision of any Asset Documentation, (ii) the transferee in such Transfer (the “Transferee”) makes to Buyer for the benefit of Seller substantially each of the representations, warranties and covenants set forth in Sections 5.1, 9.1(c) and 20.3 and (iii) the Transferee either (A) is organized under the laws of the United States or any State thereof or (B) has (1) represented to Seller that under applicable law and treaties no taxes will be required to be withheld by Seller with respect to any payments to be made to such Transferee in respect of the Participation and (2) shall have furnished to Seller such forms, certifications, statements and other documents as Seller has requested or may request from time to time to evidence the Transferee’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Seller to comply with any applicable laws or regulations relating thereto and (b) notwithstanding any such sale, assignment, participation or transfer, unless Seller otherwise consents in writing (which consent Seller shall not unreasonably withhold or delay), Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s obligations under this Agreement.

12.2.    Seller may not assign any of its rights or obligations under this Agreement or under any Security to the extent such rights or obligations are related to the Buyer’s Proportion of such Security without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed).

12.3.    (a)       If a Security is trading at or above its par value plus accrued interest, Buyer has the right to instruct Seller in writing, on a commercial best efforts basis, to sell such Security at or above its par value plus accrued interest or at such price level as indicated by Buyer but not lower than the par value plus accrued interest.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

(b)       If a Security is trading below its par value plus accrued interest, Buyer has the right to instruct Seller in writing, on a commercial best efforts basis, to sell the Buyer’s Proportion of such Security at or above the price level indicated by Buyer. To the extent less than the entirety of Buyer’s Proportion of such Security is sold, the Buyer’s Proportion with respect to such Security shall thereafter be adjusted to reflect the relative beneficial interests of Buyer on the one hand and the holders of the Retained Proportion on the other in such Security.

(c)       Seller will not sell any Securities without the prior written consent of Buyer; provided, however, that if Buyer instructs Seller pursuant to subsection (a) or (b) above, it shall be deemed to have consented to the sale by the Seller of a pro rata portion of the Retained Proportion of the relevant Security which sale, if executed within a period of one month before or after the date of the sale of the Buyer’s Proportion of such Security, must be on terms no more favorable to the Seller than the terms on which it sells the Buyer’s Proportion of such Security.

(d)       If any U.S. federal or U.S. State regulatory requirement (whether by way of statute or regulation or by way of an order, instruction, direction or request of any U.S. federal or U.S. State supervisory or other governmental authority) would prohibit, restrict, subject to consent requirements or delay or otherwise adversely affect any sale of Securities or sale of the Retained Proportion or the Buyer’s Proportion of such Securities, the Seller shall procure (bij wijze van resultaatsverbintenis) that any such prohibition, restriction, consent requirement, delay or other effect is fully complied with or removed prior to the date of such intended sale, so that each divestment as contemplated by this Section 12.3 can be realized on the date contemplated by Buyer without being in any respect affected by such prohibition, restriction, consent requirement, delay or other effect. For the avoidance of doubt, the existence of any such prohibition or restriction or consent requirement from time to time or the inability for Seller to comply therewith or remove the same for any reason whatsoever shall not constitute a force majeure or other defense for Seller.

13.	Voting; Servicing

13.1.    On and after the date hereof, Seller other than in accordance with the prior instructions of Buyer, (i) shall not do any of the following in respect of any Security:

(a)       exercise or refrain from exercising any of Seller’s rights, powers and/or discretions arising under or in connection with any of the Securities where such exercise or non exercise will or may adversely affect the interests of Buyer in respect thereof;

(b)       consent to any amendment of the terms and conditions of any Asset Documentation;

(c)       grant security rights, other than as permitted by Section 14 over the Retained Proportion, over (its interest in) Securities other than to the State and/or as provided in Section 9;

(d)       enter into any repurchase or securities lending transaction or facility or similar transaction or facility with any third party (“belenen”) in respect of any one or more Securities; and

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

(e)       take any action not falling under subclause (a) above in respect of any one or more of the Securities which will or may adversely affect the interests of the State under the ING USA Facility Agreement

(each, an “Act”), and (ii) shall take (or refrain from taking) any Act with respect thereto in accordance with the prior instructions of Buyer, in each case except (A) as restricted or prohibited under applicable law, rule or order or (B) if following such instructions might (in Seller’s reasonable determination) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material and for which Seller has not been provided adequate indemnity; provided, however, that if the Act involved is not divisible in respect of a Security but may be made only in respect of a Security in its entirety held by Seller, then Seller shall take such Act in accordance with the direction (if timely given) of holders (including Seller, if applicable) owning or holding Proportions representing more than 50% of the interest in such Security (the “Majority Holders”). Buyer acknowledges that it shall be bound by any decisions of the Majority Holders, as the case may be, to take or not take an Act.

13.2.    Any consent, instruction or other direction of Buyer permitted under Section 13.1 must be in writing and shall not be effective unless received by Seller no later than one (1) Business Day prior to the date on which such direction must be taken by Seller; provided, however, that if Seller gives notice to Buyer of the Act that is to be taken less than one (1) Business Day prior to the time when such Act is to be taken and Buyer gives a consent or other direction to Seller prior to the time when such Act is to be taken, Seller shall make commercially reasonable efforts to take into account such direction with respect to such Act. Absent such timely consent or other direction (including the withholding of such consent) from Buyer, Seller shall be entitled (but not required), in its sole discretion, to deem that Buyer has given its consent to take (or refrain from taking) any Act on behalf of Buyer with respect to such matters; provided, however, that in doing so, Seller shall act in good faith and subject to the provisions of Section 15.

13.3.    Buyer may appoint another Entity (but not Seller or any Entity controlled by Seller) to exercise on behalf of Buyer, Buyer’s voting, consent and other rights under this Section 13. The appointed Entity may be removed by Buyer in its sole discretion and substituted with another Entity.

13.4.    Seller shall appoint ING Investment Management LLC to service the Designated Securities Pool (the “Servicer”) and to perform the duties of Seller pursuant to Sections 9, 11 and 13 of this Agreement. The servicing of the Designated Securities Pool shall at all times be performed by an Entity other than Seller or any Entity controlled by Seller and may only be delegated to a party other than the Servicer with the prior written consent of the Majority Holders (as defined above).

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

14.	Right of Pledge or Charge

14.1.    The Parties agree that Seller shall have the right to establish a right of pledge or charge over the Retained Proportion of a Security (but not over any Security itself) subject to compliance with the following conditions:

(a)       Such charge or pledge is given in favor of any U.S. Federal Home Loan Bank, including without limitation, The Federal Home Loan Bank of Boston, The Federal Home Loan Bank of Des Moines, The Federal Home Loan Bank of Topeka or the Federal Home Loan Bank of Pittsburgh, to any Federal Reserve Bank or any U.S. Federal or U.S. State agency, entity or body established or authorized in the future to similarly accept the pledge or assignment of securities from Seller;

(b)       Such pledge or charge is established for the purposes of obtaining liquidity for the ordinary course of business operations of Seller, and not for any other purpose;

(c)       Such pledge or charge is given subject to the standardized conditions as prescribed or normally used by such U.S. Federal or U.S. State agency entity or body;

(d)       Such pledge or charge of the Retained Proportion will not be established or permitted to continue in existence, as the case may be, if it may adversely affect the State's under the ING USA Facility Agreement, including without limitation in circumstances where it is uncertain whether Seller is able to comply with their obligations under paragraph (e) below;

(e)       Seller shall procure, that upon first request of the Buyer by notice in writing to Seller, either (i) the pledge or charge of the Retained Proportion of these Securities shall forthwith be cancelled so that the Retained Proportion is thereby no longer subject to any Encumbrance or (ii) the Retained Proportion so pledged or charged shall forthwith be substituted by other collateral so that the Retained Proportion is thereby no longer subject to any Encumbrance.

The above mentioned notice may be given by Buyer to Seller if (x) Buyer intends to make a divestment or a sale of the Buyer’s Proportion of a Security and/or intends to issue an instruction as contemplated by Clause 12.3, or (y) Buyer determines that there is substantial uncertainty whether Seller will be able to comply with their obligations under the immediately preceding paragraph.

15.	Standard of Care

15.1.    Seller will not be held to the standard of care of a fiduciary but will exercise the same duty of care in the administration and enforcement of the Participation it would exercise if it held the Designated Securities Pool solely for its own account, and except for losses that result from Seller’s bad faith, gross negligence, willful misconduct or breach of any of the express terms and provisions of this Agreement, it shall not be liable for any error in judgment or for any action taken or omitted to be taken by it. Seller may rely on any notice, consent, certificate, request or other written document or communication received by Seller from Buyer or any employee or agent of Buyer and believed by Seller in good faith to be genuine.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

15.2.    Seller (i) may rely on legal counsel (including counsel for Buyer), independent public accountants and other experts selected or accepted in good faith by Seller (collectively, the “Experts”) and Seller shall not be liable for any action taken or omitted to be taken in good faith by Seller in accordance with the advice of such Experts, (ii) may serve as a member of a creditors’ committee performing such acts as may be authorized and vote (subject to Section 13) as a member of a designated class of creditors for a plan of reorganization related to the Designated Securities Pool, (iii) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, facsimile, electronic mail, or other telecommunication device) believed by Seller to be genuine, (iv) except as expressly set forth in Section 4, makes no warranty or representation (express or implied), and shall not be responsible for any statement, warranty or representation made in connection with any Security or any related document or for the financial condition of any Obligor, (v) shall not have any duty to inspect the property (including the books and records) of any Obligor, (vi) except as provided in Section 13, and subject to the standard of care set forth in Section 15.1, shall have no obligations to make any claim, or assert any lien upon, any property held by Seller or assert any offset in respect thereto, (vii) shall have no duties or obligations hereunder other than those expressly provided for herein and (viii) shall have no obligation to take any action which Seller determines in good faith could violate applicable law, rule, regulation, or order or any Asset Documentation, in Seller’s reasonable judgment, prejudice Seller’s continuing relationship with any regulatory authority or damage Seller’s reputation or, unless and until it shall have been provided adequate indemnity therefor, expose Seller to any material obligation, liability or expense.

15.3.    Except for reports and other documents and information expressly required to be furnished to Buyer pursuant to Sections 11.2, 11.3, 11.5 and 11.6, Seller shall not have any duty or responsibility to provide Buyer with any credit or other information concerning the affairs, financial condition or business of any Obligor which may come into the possession of Seller or any of its Affiliates.

15.4.    Notwithstanding Sections 15.1, 15.2 and 15.3, nothing in this Section 15 shall relieve Seller from any liability for its breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

16.	Exercise of Rights and Remedies

16.1.    No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties, and no waiver of any provision of this Agreement, nor consent to any departure by any Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.2.    No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Party, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each Party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights or remedies under any other related document or against the other Parties, any other Entity or the State.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

17.	Survival; Successors and Assigns

17.1.    All representations, warranties, covenants, indemnities and other provisions made by the Parties shall be considered to have been relied upon by the Parties, shall (as to representations and warranties) be true and correct as of the date hereof and, in the case of any representation and warranty deemed to be repeated on any subsequent date, on such subsequent date, and shall survive the execution, delivery and performance of this Agreement.

17.2.    This Agreement, including the representations, warranties, covenants and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns.

18.	Termination

Except as provided in the third sentence of the second paragraph of Section 21.1, this Agreement shall terminate when (i) Seller shall have received all Distributions in respect of the Participation and shall, to the extent required hereunder, have distributed the same to Buyer and (ii) the Obligors shall no longer have any obligations under the Designated Securities Pool (other than any obligations that, in accordance with the terms of the Asset Documentation, shall survive their payment in full). Notwithstanding the foregoing, the termination of this Agreement shall not affect (a) any Party’s rights or obligations hereunder or (b) the indemnities set forth in Section 7, in each case arising on or before the date of such termination, including, without limitation, any rights or obligations relating to a Party’s breach of any of its representations, warranties, covenants or agreements hereunder.

19.	Further Assurances

Each Party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other Parties may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement.

20.	Disclosure

20.1.    Subject to Section 20.2, each Party agrees that, without the prior consent of the other Parties, it shall not disclose the contents of this Agreement to any Entity that is not a party to any Transaction Document, except that any Party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required to do so by any law, court, regulation, subpoena or other legal process, (c) to any Governmental Authority or self-regulatory Entity having or asserting jurisdiction over it, (d) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other Entity or sanctions that may be imposed by any Governmental Authority, (e) to its Affiliates, professional advisors, auditors and rating agencies or (f) as set forth in Section 20.2.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

20.2.    Buyer may disclose the contents of this Agreement to any proposed transferee, assignee, participant, pledgee or other Entity (including the State) proposing to enter into contractual relations with Buyer in respect of the Participation or any part thereof.

20.3.    Buyer agrees, and shall cause each of Buyer’s designees for purposes of receiving information or documents in accordance with Section 11 (other than the State) to agree, that it shall maintain the confidentiality of any information and documents delivered to Buyer to the extent required therein and shall, upon Seller’s request, provide to Seller a confidentiality undertaking to such effect prior to the delivery of any such information or documents.

21.	Guarantee

21.1.    The Guarantor absolutely, unconditionally and irrevocably guarantees to Seller and its successors, endorses and assigns the prompt and complete payment and performance when due of all obligations and liabilities, whether now in existence or hereafter arising, of Buyer to Seller arising out of or under this Agreement and the Deed of Assignment of Receivables (the “Obligations”).

Seller shall not be obligated to file any claim relating to the Obligations in the event that Buyer becomes subject to an insolvency, bankruptcy, reorganization or similar proceeding, and the failure of Seller to so file shall not affect the Guarantor’s obligations hereunder. This guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations have been performed in full. In the event that any payment to Seller in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligation as if such payment had not been made. In the event that the payment by Buyer to Seller under the Obligations is stayed or payment is delayed or deferred upon the insolvency, bankruptcy, reorganization or other proceeding involving the Buyer (collectively, the “Proceedings”), all obligations of the Guarantor hereunder shall remain in full force and effect and shall be payable to the extent that Buyer would have otherwise been required to pay Seller absent the commencement of the Proceedings.

21.2.    The Guarantor agrees that Seller may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder: (1) take or fail to take any action of any kind in respect of any security for any obligation or liability of the Buyer to Seller or (2) exercise or refrain from exercising any rights against the Buyer or others without in any way impairing or affecting this Guarantee. The Guarantor waives notice of acceptance hereof and of the Obligations, presentment, demand for payment, notice of dishonor and protest.

21.3.    The Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of Seller’s counsel) in any way relating to the enforcement or protection of the rights of Seller under this Section 21; provided that the Guarantor shall not be liable for any expenses of Seller if no payment under this Section 21 is due.

21.4.    Upon payment of all of the Obligations (but not before), the Guarantor shall be subrogated to the rights of Seller against Buyer with respect to the Obligations, and Seller agrees to take at the Guarantor’s expense such steps as the

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

Guarantor may reasonably request to implement such subrogation; provided that the Guarantor agrees for the benefit of the State that any claim it may have against Buyer pursuant to this Section 21.4 shall be subordinate and junior to any claims that the State may have against Buyer arising out of the Transaction Documents.

21.5.    No failure on the part of Seller to exercise, and no delay in exercising, any right, remedy or power under this Section 21 shall operate as a waiver thereof, nor shall any single or partial exercise by Seller of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to Seller or allowed to it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Seller at any time or from time to time.

21.6.	The Guarantor hereby represents and warrants as of the date hereof that:

(a)       All corporate or other action required to be taken in order (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and (ii) to ensure that those obligations are valid, legally binding and enforceable have been taken.

(b)       The execution of this Agreement and any other document executed or to be executed hereunder by it and the performance of obligations hereunder and thereunder and compliance with the provisions hereof and thereof are in its corporate interest (“vennootschappelijk belang”) as (i) it will, directly or indirectly, derive benefits from the entering into this Agreement and this will not endanger its existence or impose an unreasonable burden on it in relation to the benefits, (ii) entering into this Agreement will, directly or indirectly, be conducive to the realization of and useful in connection with it’s corporate objects and (iii) entering into this Agreement will not be not prejudicial to the interests of it’s (present and future) creditors.

(c)       Guarantor has not been declared bankrupt nor has it been subjected to a suspension of payment (“surseance van betaling”) nor emergency regulations (“noodregeling”) nor has it applied for a declaration of bankruptcy (“faillissement”) nor has it become subject to any analogous insolvency proceedings under any applicable law.

(d)       Guarantor has not taken any corporate action nor have any steps been taken or legal proceedings been instituted or threatened against it for its dissolution (“ontbinding”), liquidation (“liquidatie”) or legal demerger (“juridische splitsing”) or for its being converted into a foreign entity (“conversie”) nor have any of its assets been placed under administration (“onder bewindstelling”) pursuant to such proceedings by the relevant court.

(e)       Guarantor (i) is duly organized and validly existing under the laws of the Netherlands and (ii) has full power and authority to execute, (to the extent applicable) deliver and perform its obligations under this Agreement.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

(f)        Guarantor’s execution, (to the extent applicable) delivery, and performance of this Agreement has not resulted and will not result in a breach or violation of any provision of (i) Guarantor’s organizational documents, (ii) any statute, law, writ, order, rule or regulation applicable to Guarantor, (iii) any judgment, injunction, decree or determination by any relevant governmental or regulatory authority applicable to Guarantor or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument by which Guarantor may be a party, by which Guarantor may be bound or to which any of the assets of Guarantor is subject, except (other than in the case of clause (i) above) for any such breach or violation that would not have a Material Adverse Effect.

(g)        This Agreement is the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, rehabilitation, liquidation, or other similar laws of general applicability affecting the enforcement of rights of creditors of financial (holding) companies generally and by a court’s discretion in relation to equitable remedies; and

(h)       No notice to, registration with, consent or approval of or any other action by any relevant governmental or regulatory authority is required for Guarantor to execute, deliver and perform its obligations under this Guarantee.

21.7.    The Guarantor may not assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of Seller.

21.8.    The Guarantor shall be relieved of and fully discharged from all obligations hereunder upon the assignment by Buyer of this Agreement (including as a result of the exercise of any remedies of the pledgee or secured party under the Deed of Disclosed Pledge of Receivables or the Pledge and Security Agreement).

22.	Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement of the Parties with respect to the Transaction and supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties in respect thereof, all of which have become merged and finally integrated into this Agreement and the other Transaction Documents.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

23.	Counterparts; Telecopies

This Agreement may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by telecopier, facsimile or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

24.	Relationship between Buyer and Seller

The relationship between Seller and Buyer shall be that of seller and buyer. Neither is a trustee or agent for the other, nor does either have any fiduciary obligations to the other. This Agreement shall not be construed to create a partnership or joint venture between the Parties. In no event shall the Participation be construed as a loan from Buyer to Seller; provided, however, in the event that Buyer’s Proportion of each Security is held to be property of Seller or if for any reason this Agreement is held or deemed to create a security interest in Buyer’s Proportion of each Security, the provisions of Section 10.1 shall apply.

25.	Severability

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

26.	Governing Law

THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

27.	Waiver of Trial by Jury

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

28.	Jurisdiction

28.1.    Buyer and Seller irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over them.

28.2.    The Parties irrevocably agree that, should any Party institute any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise) in relation to this Agreement or the Transaction, no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from such action or proceeding shall be claimed by it or on its behalf, any such immunity being hereby irrevocably waived, and each Party irrevocably agrees that it and its assets are, and shall be, subject to such legal action or proceeding in respect of its obligations under this Agreement.

29.	Subrogation; Reimbursement Claims

29.1.    To the extent that Buyer enforces any claim for indemnification or other right, claim or remedy against Seller under this Agreement and receives payment or another remedy from Seller in respect of such right, claim or remedy, the Parties agree that, to the extent permitted by law, without the need for further action on the part of any Party, Seller shall be subrogated to the rights of Buyer against any other Entity, with respect to such right, claim or remedy to the extent that Buyer receives such payment or other remedy from Seller.

29.2.    To the extent that any Obligor or other Entity enforces any claim for return, disgorgement or reimbursement against Seller for all or any portion of any payment or transfer received by Seller on account of the Participation prior to the date hereof and receives payment or satisfaction from Seller in respect thereof, the Parties agree that, to the extent permitted by law, without the need for further action on the part of any Party, Seller shall be subrogated to the rights of Buyer against any other Entity, including any Obligor, with respect to such claim (including the right to assert any Reimbursement Claims); provided that, if applicable, Seller has fully indemnified Buyer with respect thereto pursuant to Section 7.1.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

30.	Judgment Currency

30.1.    Each Party’s obligations hereunder to make payments in U.S. dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. dollars, except to the extent that such tender or recovery results in the effective receipt by the Party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the U.S. dollars, of the full amount in U.S. dollars of the amounts payable to such other Party under this Agreement. If, for the purpose of obtaining or enforcing judgment against any Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than U.S. dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in U.S. dollars, the conversion shall be made, at the rate of exchange (as quoted by Buyer) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

30.2.    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Party covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of U.S. dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

30.3.    If for any reason the amount in U.S. dollars received by a Party exceeds the amount of U.S. dollars due and payable, the party receiving the payment will refund promptly the amount of such excess.

30.4.    For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of U.S. dollars.

31.	Interpretation

31.1.    This Agreement includes Annexes A through D and any other annexes, schedules or other documents attached to or incorporated by reference into the Agreement.

31.2.    Terms used in the singular or the plural include the plural and the singular, respectively; “includes” and “including” are not limiting; and “or” is not exclusive.

31.3.	Any reference to a Party includes such Party’s successors and permitted assigns.

31.4.    Section and other headings and captions are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

31.5.    This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against any Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole.

31.6.    Any reference to an agreement or deed is a reference to such agreement or deed as amended, restated, novated, supplemented or otherwise modified from time to time.

32.	Accounting Treatment

The Parties agree that for purposes of U.S. generally accepted accounting principles and statutory accounting principles prescribed or permitted by the Seller’s domiciliary state the Transaction is intended to be treated as a sale by Seller and as a purchase by Buyer.

[Remainder of page intentionally left blank]

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

IN WITNESS WHEREOF, the Parties hereto have executed this instrument as of the day and year first above written.

ING USA ANNUITY AND LIFE INSURANCE COMPANY
By: /s/	David S. Pendergrass
Name:	David S. Pendergrass
Title:	Senior Vice President and Treasurer

ING SUPPORT HOLDING B.V.
By: /s/	Hans van der Noordaa
Name:	Hans van der Noordaa
Title:	Member of the Board

ING GROEP N.V.
By: /s/	Hans van der Noordaa
Name:	Hans van der Noordaa
Title:	Member of the Board

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

Annex A

List of Securities

Intentionally Omitted.

Annex B

Matters Covered by the Corporate Opinion of U.S. Counsel

Sullivan & Cromwell LLP or other corporate counsel shall issue an opinion addressing the matters set forth below:

1.	Valid existence of Seller.
2.	Due authorization, execution and delivery of the Transaction Agreements to which Seller is a party.
3.	Legal, valid and binding status and enforceability of this Agreement, subject to customary exceptions as to creditors rights and equitable remedies.
4.

The Seller’s performance of its obligation under the Transaction Agreements to which Seller is a party will not conflict with its organizational documents or any Federal law of the United States or law of the State of New York applicable to Seller, subject to customary exceptions.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

Annex C

Matters Addressed by the Corporate Opinion of NautaDutilh N.V.

NautaDutilh shall issue an opinion addressing the matters set forth below:

1.	Due incorporation and valid existence of Buyer.
2.	Due authorization and execution of the Transaction Agreements to which Buyer is a party.
3.	Legal, valid and binding status and enforceability of the Transaction Agreements governed by Dutch law, subject to customary exceptions as to creditors’ rights and equitable remedies.
4.

The Buyer’s performance of its obligations under the Transaction Agreements to which Buyer is a party will not conflict with its organizational documents or any law of The Netherlands applicable to Buyer.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4

Annex D

Regulatory Approvals

1.

Receipt of either an NAIC SVO 1 or 2 rating for the assigned payment obligation of the State from the Securities Valuation Office of the National Association of Insurance Commissioners or receipt from the Iowa Department of Commerce of approval for alternative admitted asset statutory accounting and capital treatment.

2.	Acceptable risk based capital charge classifications of the assigned payment obligations of the State.
3.	Form D filing on inter-affiliate transactions with, and approvals or deemed approvals in respect thereof from, Iowa Department of Commerce.

ING USA PARTICIPATION AGREEMENT

NY12534:201921.4